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C H I R O N




May 6, 1996                                                       CONFIDENTIAL
                                                                  ------------

Magnus Lundberg
Gullvivivevagen #5
75655 Uppsala, Sweden

Dear Magnus:

We are pleased to confirm our offer of employment as Vice President, Chiron Corporation, reporting to me. Your starting salary will be paid at a monthly rate of $14,583 ($175,000 annually) as an exempt employee. The details of your Employment Contract will be outlined at a later date.

You will be eligible to participate in our Stock Option Program. Subject to the approval of the Board of Directors, you will be awarded a stock option grant of 7,500 shares. We expect that the grant will be approved and effective within 90 days of your employment date. The exercise price of the option will be set at the actual market price of a share of stock on the date the grant is approved. Under the option program as it is currently administered, you will be eligible for additional annual stock option grants based on your performance.

You will be eligible to participate in Chiron's Executive Variable Compensation Plan, which as structured, is paid out in the first quarter of each calendar year based upon company and individual performance in the preceding year. Your first payout will be made in the first quarter of 1997. The payout potential for your position under the current program will be a maximum of 60% of your annual salary. You will be guaranteed a minimum of 30% for the first two years of employment. Additionally, you will be provided a company car of a value up to $33,000 for your use during your stay in the Bay Area.

The following are highlights of your Chiron benefits. Some are effective immediately upon your employment, while there are established enrollment periods for others. Your group medical insurance benefits start on the first day of the month following your date of hire.

     1. A choice of medical and dental coverage for you and your eligible dependents.

     2.  Three weeks paid vacation per year.


CHIRON CORPORATION - 4560 Horton Street - Emeryville, CA - 94608-2916 - 510-655-8730

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Magnus Lundberg
May 6,1996
Page 2

     3.  Eight scheduled and two floating paid holidays per year.

     4. Eligible employees (20 hours or more per week) accrue 10 days of sick leave per calendar year.

     5.  401(k) tax-deferred investment plan.

     6.  Employee stock purchase plan.

     7.  Tuition reimbursement program.

     8.  Disability salary continuation plan.

     9.  Life and accidental death/dismemberment insurance.

A member of the Human Resources Department staff will assist you with all aspects of your temporary relocation to the San Francisco Bay Area. Chiron provides a relocation package for you which will cover the following items:

     * One house-hunting trip to the San Francisco Bay Area for you and your family. Travel arrangements and tickets must be secured through the Chiron Travel Department.

     *   Relocation counseling assistance.

     *   Movement of your household goods to the San Francisco Bay Area.

     *   Storage of household goods for up to 120 days.

     *   A housing allowance for your stay in the San Francisco Bay Area.

     * Travel to the San Francisco Bay Area for you and your family so that you may start work on a date that is yet to be determined. Travel arrangements and tickets must be secured through the Chiron Travel Department.

As part of Chiron's medical surveillance program, you will be required to provide a baseline blood draw.

This offer is contingent upon your ability as required by federal law, to establish your employment eligibility as a U.S. citizen, a U.S. lawful permanent resident, or an individual specifically authorized for employment in the U.S. by the Immigration and Naturalization Service. Please read the enclosed notice specifying the documentation required in this

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Magnus Lundberg
May 6, 1996
Page 3

regard. If you have an employment authorization document (EAD) issued by the Immigration & Naturalization Service, please contact Rick Ross at
(510) 601-2511. This allows us to ensure that your authorized employment will not lapse during your period of employment with Chiron. If possible, we request that you present your Social Security card to Human Resources for the purpose of verifying that your payroll records are accurately recorded.

Magnus, we hope the terms of this offer are satisfactory and we look forward to a favorable response. If you have questions in the meantime, feel free to call me.

Sincerely,

CHIRON CORPORATION


/s/ Edward E. Penhoet

Edward E. Penhoet, Ph.D.
President and Chief Executive Officer

Enclosure

cc:  Human Resources

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May 25, 1996



Magnus Lundberg
Gullvivivevagen #5
75655 Uppsala, Sweden


Dear Magnus:

      This letter confirms the exchange of correspondance and conversations we've had regarding the terms of your employment.

      We reaffirm our commitment to pay reasonable costs for moving you and your immediate family, along with your household goods, to the San Francisco Bay Area at a specific date this fall. Further, Chiron will absorb all reasonable costs associated with moving your family and household goods back to Sweden approximately one year later.

      Your offer of employment is contingent upon your ability to establish employment eligibility in the United States. In that regard, Chiron's Legal and Human Resources departments will be at your disposal in handling these matters.

      I confirm that you will receive four weeks' vacation per calendar year.

      With respect to notice of termination, either you or Chiron can give notice of termination. Said termination would take place six months from the written notification. Your employment and salary would continue up to that termination date. You would be entitled to severance pay equivalent to one year's salary and benefits, including the six month notice period.

      We will provide you with financial assistance in the renting of a home in the San Francisco area in the form of a monthly contribution not to exceed $2,000.


Sincerely,


Edward E. Penhoet
President and Chief Executive Officer